Exhibit 4.06

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Amendment to Common Stock Purchase Warrant (this “Amendment”) is made and entered into as of August 17, 2018, by and between Amyris, Inc., a Delaware corporation (the “Company”), and Vivo Capital Fund VIII, L.P. (the “Holder”).

RECITALS

WHEREAS, on August 3, 2017, the Company issued to the Holder a Common Stock Purchase Warrant (the “Cash Warrant”), which Cash Warrant is currently exercisable for 4,898,670 shares of the Company’s common stock, par value $0.0001 per share (without regard to any limitations on exercise thereof), at an exercise price of $6.39 per share.

WHEREAS, the Company and the Holder desire to amend the Cash Warrant as set forth herein.

WHEREAS, pursuant to Section 5(l) of the Cash Warrant, the Cash Warrant may be amended with the written consent of the Company and the Holder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Amendment of Section 2(b) of the Cash Warrant. Section 2(b) of the Cash Warrant is hereby deleted in its entirety and replaced with the following:

b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $4.40, subject to adjustment hereunder (the “Exercise Price”).

2.	Amendment of Section 2(e) of the Cash Warrant. Section 2(e) of the Cash Warrant is hereby deleted in its entirety and replaced with the following:

e) [RESERVED]

3.	Amendment of Section 3(c) of the Cash Warrant. Section 3(c) of the Cash Warrant is hereby deleted in its entirety and replaced with the following:

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time subsequent to the Original Issue Date but prior to the date the Corporation obtains the Stockholder Approval the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

4.	Amendment of Section 3(d) of the Cash Warrant. Section 3(d) of the Cash Warrant is hereby deleted in its entirety and replaced with the following:

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding any dividend that results in adjustment to the Conversion Price pursuant to Section 3(a) above) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

5.	Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Cash Warrant shall remain in full force and effect.

6.	Integration. This Amendment and the Cash Warrant constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.	Counterparts; Facsimile. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf), and delivery of any signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AMYRIS, INC.

By: /s/ Kathleen Valiasek

Name: Kathleen Valiasek

Title: Chief Financial Officer

[Signature Page to Vivo Capital Fund VIII, L.P. Cash Warrant Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

VIVO CAPITAL FUND VIII, L.P.

By: /s/ Frank Kung

Name: Frank Kung

Title: Managing Member, Vivo Capital VIII, LLC, General Partner

[Signature Page to Vivo Capital Fund VIII, L.P. Cash Warrant Amendment]